Exhibit 21.0

List of Cooper Industries plc Significant Subsidiaries

Cooper B-Line, Inc.

Cooper Bussmann, LLC

Cooper Crouse-Hinds, LLC

Cooper Lighting, LLC

Cooper Power Systems, LLC